Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

Eversource Energy Reports Second Quarter Results

(HARTFORD, Conn. and BOSTON, Mass. – July 29, 2021) Eversource Energy (NYSE: ES) today reported earnings of $264.5 million, or $0.77 per share, in the second quarter of 2021, compared with earnings of $252.2 million, or $0.75 per share, in the second quarter of 2020. In the first half of 2021, Eversource Energy earnings totaled $630.7 million, or $1.83 per share, compared with earnings of $587 million, or $1.75 per share, in the first half of 2020.

Results for both years include charges primarily related to the October 2020 acquisition of the assets of Columbia Gas of Massachusetts. Those charges totaled $6.8 million in the second quarter of 2021 and $13 million in the first half of 2021, compared with charges of $3.9 million in the second quarter of 2020 and $7.4 million in the first half of 2020. Absent those charges, Eversource earned $271.3 million1, or $0.79 per share1, in the second quarter of 2021 and $643.7 million1, or $1.87 per share1, in the first half of 2021.

Eversource Energy also today reaffirmed its previously disclosed 2021 earnings per share (EPS) projection toward the lower end of a range of $3.81 to $3.93 per share. That guidance includes a charge of $0.07 per share in the first quarter of 2021 related to Connecticut regulators’ assessment of the company’s performance restoring power in August 2020 following the catastrophic damage from Tropical Storm Isaias. Eversource Energy also today reaffirmed its long-term EPS growth rate from its existing core regulated businesses in the upper half of 5-7 percent, using the $3.64 per share1 earned in 2020 as a base.

“We remain a steadfast partner in our region’s efforts to enhance its infrastructure and reduce its carbon footprint,” said Joe Nolan, Eversource president and chief executive officer. “We continue to advance a large number of innovative clean energy initiatives, and despite the challenges posed by Tropical Storm Elsa and a large number of damaging thunderstorms earlier this month, our employees worked around the clock to support our customers and repair tree-caused damage as promptly and safely as possible. We are pleased that this work by our employees is being recognized by customers and our policymakers.”

Electric Transmission

Eversource Energy’s transmission segment earned $137.6 million in the second quarter of 2021 and $273 million in the first half of 2021, compared with earnings of $129.5 million in the second quarter of 2020 and $256.2 million in the first half of 2020. Transmission segment results improved due to a higher level of investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $121.6 million in the second quarter of 2021 and $214.9 million in the first half of 2021, compared with earnings of $115 million in the second quarter of 2020 and $245.1 million in the first half of 2020. Improved second-quarter results were due primarily to higher revenues, offset by higher operation and maintenance expense, depreciation and property taxes. Lower first half results in 2021 are primarily the result of the aforementioned first-quarter storm performance charge.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $4.1 million in the second quarter of 2021 and $151.6 million in the first half of 2021, compared with earnings of $2.6 million in the second quarter of 2020 and $88.6 million in the first half of 2020. Improved second-quarter results were primarily the result of higher revenues. Higher first-half results in 2021 were due primarily to the addition of the former Columbia Gas of Massachusetts assets, most of which are now held by Eversource Gas Company of Massachusetts.

Water Distribution

Eversource’s water segment earned $8.9 million in the second quarter of 2021 and $12.6 million in the first half of 2021, compared with earnings of $10.4 million in the second quarter of 2020 and $12.5 million in the first half of 2020. Lower second-quarter results were primarily due to lower revenues due to the sale of the water system around Hingham, Massachusetts in mid-2020.

Eversource Parent and Other Companies

Eversource Energy parent and other companies had losses of $7.7 million in the second quarter of 2021 and $21.4 million in the first half of 2021, compared with losses of $5.3 million in the second quarter of 2020 and $15.4 million in the first half of 2020. Higher losses primarily reflect the impact of acquisition-related costs related to the Columbia Gas assets and Aquarion Company’s pending acquisition of New England Service Company.

The following table reconciles 2021 and 2020 second quarter and first half earnings per share:

		Second Quarter	First Six Months
2020	Reported EPS	$0.75	$1.75
	Higher electric transmission earnings in 2021, offset by dilution	0.01	0.03
	Addition of Eversource Gas Co. of MA results and higher natural gas revenues in 2021, offset by higher depreciation, O&M, property tax expense and dilution at the natural gas segment	0.00	0.18
	Higher electric distribution revenues in 2021, offset by higher O&M, depreciation, property taxes and interest expense at the electric distribution segment	0.02	0.00
	Higher storm expense in 2021	(0.01)	(0.04)
	First-quarter 2021 storm-related charge	0.00	(0.07)
	Other	0.01	0.00
	Incremental charges related to acquisitions in 2021	(0.01)	(0.02)
2021	Reported EPS	$0.77	$1.83

Financial results by segment for the second quarter and first six months of 2021 and 2020 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2021	June 30, 2020	Increase/ (Decrease)	2021 EPS[1]
Electric Transmission	$137.6	$129.5	$8.1	$0.40
Electric Distribution	121.6	115.0	6.6	0.35
Natural Gas Distribution	4.1	2.6	1.5	0.01
Water Distribution	8.9	10.4	(1.5)	0.03
Eversource Parent and Other Companies[1]	(0.9)	(1.4)	0.5	0.00
Charges related to acquisitions	(6.8)	(3.9)	(2.9)	(0.02)
Reported Earnings	$264.5	$252.2	$12.3	$0.77

Six months ended:

(in millions, except EPS)	June 30, 2021	June 30, 2020	Increase/ (Decrease)	2021 EPS[1]
Electric Transmission	$273.0	$256.2	$16.8	$0.79
Electric Distribution	214.9	245.1	(30.2)	0.62
Natural Gas Distribution	151.6	88.6	63.0	0.44
Water Distribution	12.6	12.5	0.1	0.04
Eversource Parent and Other Companies[1]	(8.4)	(8.0)	(0.4)	(0.02)
Charges related to acquisitions	(13.0)	(7.4)	(5.6)	(0.04)
Reported Earnings	$630.7	$587.0	$43.7	$1.83

Eversource Energy has approximately 344 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.3 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

Note: Eversource Energy will webcast a conference call with senior management on July 30, 2021, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole. EPS by business is a financial measure not recognized under generally accepted accounting principles (non-GAAP) that is calculated by dividing the net income or loss attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. Earnings discussions also include a non-GAAP financial measure referencing 2021 and 2020 earnings and EPS excluding certain acquisition and transition costs. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain 2021 and 2020 results without including these items. Management believes the acquisition and transition costs are not indicative of Eversource Energy’s ongoing costs and performance.  Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy’s financial performance and provides additional and useful information to readers in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to Eversource Energy’s consolidated net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This document includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to: cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; the negative impacts of the novel coronavirus (COVID-19) pandemic, including any new or emerging variants, on our customers, vendors, employees, regulators, and operations; changes in economic conditions, including impact on interest rates, tax policies, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC). They are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov. All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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